Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation	Ownership if Less Than 100%

ADI Systems North America, Inc.	Canada (Nova Scotia)

Delta Ultraviolet Corporation	Washington

Engineered Treatment Systems, LLC	Wisconsin

Evoqua Pension Trustees Limited	United Kingdom

Evoqua Treated Water Outsourcing Corp.	Delaware

Evoqua Water Technologies (Shanghai) Co., Ltd.	China (Shanghai)

Evoqua Water Technologies GmbH	Germany

Evoqua Water Technologies Limited	United Kingdom

Evoqua Water Technologies LLC	Delaware

Evoqua Water Technologies Ltd.	Canada

Evoqua Water Technologies Membrane Systems Pty Ltd	Australia

Evoqua Water Technologies Pte. Ltd.	Singapore

Evoqua Water Technologies Pty Ltd	Australia

Evoqua Water Technologies S.r.l.	Italy

EWT Holdings II Corp.	Delaware

EWT Holdings III Corp.	Delaware

Geomembrane Technologies, Inc.	Canada (New Brunswick)

Lange Containment Systems, Inc.	Colorado

MAGNETO (Suzhou) special anodes Co., Ltd.	China

Magneto ARC Incorporated	Canada (Newfoundland Labrador)

MAGNETO international B.V.	Netherlands

MAGNETO special anodes B.V.	Netherlands

Neptune-Benson Holding Corp.	Delaware

Neptune-Benson Industrial, LLC	Delaware

Neptune-Benson, LLC	Delaware

Olson Irrigation Systems	California

SCL International Trading Limited	Hong Kong

Sonitec Vortisand Technologies, Inc	Canada (Nova Scotia)

Treated Water Outsourcing	Delaware	50%

Water Technologies Group C.V.	Netherlands

Water Technologies U.K. Ltd	United Kingdom

WTG Holdco Australia (Memcor) Pty Ltd	Australia

WTG Holdco Australia Pty Ltd	Australia

WTG HoldCo Germany Administration GmbH	Germany

WTG Holdco Germany GmbH & Co. KG	Germany

WTG Holdco I LLC	Delaware

WTG Holdco II LLC	Delaware

WTG Holdco Singapore Pte. Ltd	Singapore

WTG Holdings Cooperatief U.A.	Netherlands